Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-165117, 333-153584, 333-153583, 333-132393, and 333-144190 on Forms S-3 and Registration Statements Nos. 333-43227, 333-77739, 333-135385, and 333-161954 on Forms S-8 of our report dated June 10, 2010 related to the statement of revenues and certain expenses of 303 Second Street located in San Francisco, California, for the year ended December 31, 2009, appearing in this Current Report on Form 8-K/A of Kilroy Realty Corporation.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
June 10, 2010